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                                                                   EXHIBIT 10.19

                                    EXECUTIVE
                              EMPLOYMENT AGREEMENT

                                 P R E A M B L E

         This Executive Employment Agreement defines the essential terms and conditions of our employment relationship with you. The subjects covered in this Agreement are vitally important to you and to the Company. Thus, you should read the document carefully and ask any questions before signing the Agreement. Given the importance of these matters to you and the Company, all executives shall sign the Agreement as a condition of employment.

         This EMPLOYMENT AGREEMENT, dated and effective this 28th day of January, 2002, ("Agreement") is entered into by and between Hillenbrand Industries, Inc. ("Company"), and Patrick D. de Maynadier ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company is an Indiana corporation engaged through its various subsidiary entities in the death care, healthcare and funeral services industries throughout the United States and abroad;

         WHEREAS, the Company is willing to employ Executive in an executive capacity and Executive desires to be employed by the Company in such capacity based upon the terms and conditions set forth in this Agreement;

         WHEREAS, in the course of the employment contemplated under this Agreement, it will be necessary for Executive to acquire knowledge of certain trade secrets and other confidential and proprietary information regarding the Company as well as its subsidiary and/or affiliated entities (hereinafter jointly referred to as the "Companies"); and

         WHEREAS, the Company and Executive (collectively referred to herein as the "Parties") acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company's confidential information and to otherwise preserve the goodwill and ongoing business value of the Company;

         NOW THEREFORE, in consideration of Executive's employment, the Company's willingness to disclose certain confidential and proprietary information to Executive and the mutual covenants contained herein as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to serve as, Vice President, General Counsel & Secretary.

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2.       Duties. Executive agrees to perform all duties and responsibilities traditionally assigned to, or falling within the normal responsibilities of, an individual employed in the above-referenced position. Executive also agrees to perform any and all additional duties or responsibilities as may be reasonably assigned by the Company in its sole discretion consistent with the Executive's position as Vice President, General Counsel and Secretary .

3. Best Efforts and Duty of Loyalty. During the term of employment with the Company, Executive covenants and agrees to perform all assigned duties in a diligent and professional manner and in the best interest of the Company. Executive agrees to devote his full working time, attention, talents, skills and best efforts to further the Company's business and agrees to use his good faith efforts not to take any action, or make any omission, that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Company or is otherwise detrimental to its business. Executive agrees not to engage in any outside business activity, whether or not pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company. Executive shall act at all times in accordance with the Hillenbrand Industries, Inc. Handbook of Ethical Business Conduct, the Corporate Compliance Handbook and all other applicable policies which may exist or be adopted by the Company from time to time. Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and consents to Executive's limited obligations and responsibilities as an officer and agent of SDI Investments Liquidating Trust and its Subsidiaries and as an employee of and special advisor to CombiMatrix Corporation (which position shall terminate no later than September 1, 2002).

4. At-Will Employment. Subject to the terms and conditions set forth below, Executive specifically acknowledges and accepts such employment on an "at-will" basis and agrees that, subject to the terms and conditions set forth in this Agreement, both Executive and the Company retain the right to terminate this relationship at any time, with or without cause, for any reason not prohibited by applicable law upon proper notice. Executive acknowledges that nothing in this Agreement is intended to create, nor should be interpreted to create, an employment contract for any specified length of time between the Company and Executive.

5. Compensation. For all services rendered by Executive on behalf of, or at the request of, the Company, Executive shall be paid as follows:

         (a) A base salary at the bi-weekly rate of Ten Thousand, Seven Hundred Sixty-Nine Dollars and Twenty-three Cents ($10,769.23), less usual and ordinary deductions;

         (b) Incentive compensation, payable solely at the discretion of the Company, pursuant to the Company's Exempt Employee Executive Compensation Program or any other program as the Company may establish in its sole discretion; and

         (c) Such additional compensation, benefits and perquisites as the Company may deem appropriate, including, without limitation, those set forth in the letter from Fred Rockwood to Executive dated January 11, 2002 (the terms of which shall be incorporated herein by reference). Moreover, Executive shall be eligible to receive incentive compensation and additional compensation, benefits and perquisites at levels substantially comparable to other peer level executives. Employee shall be entitled to at least four weeks per year paid vacation. During 2002, he may take five additional business days at a mutually convenient time to move his belongings from Seattle, Washington to the Batesville, Indiana area.

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         Notwithstanding anything contained herein to the contrary, Executive acknowledges that the Company specifically reserves the right to make changes to Executive's compensation in its sole discretion including, but not limited to, modifying or eliminating a compensation component. The Parties agree that such changes shall be deemed effective immediately and a modification of this Agreement unless, within fourteen (14) days after receiving notice of such change, Executive exercises his right to terminate this Agreement without cause. The Parties anticipate that Executive's compensation structure will be reviewed on an annual basis but acknowledge that the Company shall have no obligation to do so.

6. Direct Deposit. As a condition of employment, and within thirty (30) days of the effective date of this Agreement, Executive agrees to make all necessary arrangements to have all sums paid pursuant to this Agreement direct deposited into one or more bank accounts as designated by Executive.

7. Warranties and Indemnification. Executive warrants that he is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting his ability to secure employment with any third party except for employment agreements with previous employers, which Executive warrants will not be violated by his employment by or performance of services for the Company as contemplated hereby. Executive agrees to fully indemnify and hold the Company harmless from any and all claims arising from, or involving the enforcement of, any such restrictive covenants or other agreements.

8. Restricted Duties. Executive agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer which otherwise has not been made public and further acknowledges that the Company has specifically instructed him not to disclose or use such confidential or proprietary information. Based on his understanding of the anticipated duties and responsibilities hereunder, Executive acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

9. Termination Without Cause. Executive's employment may be terminated at any time, without cause, by either party upon sixty (60) days' advance written notice or pay in lieu of notice. In such event, Executive shall only be entitled to such compensation, benefits and perquisites which have been paid or fully accrued as of the effective date of his separation and as otherwise set forth in this Agreement. For purposes of this Agreement, Executive's employment will be deemed to have been terminated "without cause" upon the occurrence, without Executive's consent, of any of the following circumstances:

         (i) The assignment to Executive of duties that are materially inconsistent with the position initially held by the Executive or a change in his reporting relationship to the CEO;

         (ii) The failure to elect or reelect Executive to the office of Vice President, General Counsel and Secretary (unless such failure is related in any way to the Company's decision to terminate Executive for cause);

         (iii) The failure of the Company to continue to provide Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) within the Company's principal executive offices commensurate with his responsibilities to, and position within, the Company;

         (iv) A reduction by the Company in the amount of Executive's base salary or the discontinuation or reduction by the Company of Executive's participation at the same

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                  level of eligibility as other peer executives in any incentive compensation, additional compensation, benefits, policies or perquisites;

         (v) The relocation of the Company's principal executive offices or Executive's place of work to a location of more than 100 miles outside of Batesville, Indiana; or

         (vi) The failure by the Company to timely reimburse Executive for any valid documented business expenses.

10. Termination With Cause. Executive's employment may be terminated at any time "for cause" without notice or prior warning. For purposes of this Agreement, "cause" shall mean the Company's good faith determination that Executive has:

         (i) Failed, refused or otherwise been deemed unable to fully and timely comply with the terms and conditions of this Agreement, specifically including any reasonable instructions or orders issued by the Company, provided such noncompliance is not based primarily on Employee's good faith compliance with applicable legal or ethical standards;

         (ii) Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Company's reasonable opinion, to cause the Company, it officers or its directors embarrassment or ridicule;

         (iii) Violated any Company policy or procedures, specifically including a violation of Hillenbrand Industries, Inc.'s Handbook of Ethical Business Conduct;

         (iv) Disclosed without proper authorization any trade secrets or other Confidential Information (as defined herein); or

         (v) Engaged in any act which, in the reasonable opinion of the Company, is contrary to its best interests or would hold the Company, its officers or directors up to probable civil or criminal liability, provided that, if Executive acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for cause.

         Upon the occurrence or discovery of any event specified above, the Company shall have the right to terminate Executive's employment, effective immediately, by providing notice thereof to Executive without further obligation to him, other than accrued wages, deferred compensation or other accrued benefits of employment (collectively referred to herein as "Accrued Obligations") which shall be paid in accordance with the Company's past practice and applicable law. To the extent any violation of this Paragraph is capable of being cured by Executive in a reasonable amount time, the Company agrees to provide Executive with a reasonable opportunity to so cure such defect. Absent mutual agreement, the Parties agree that it is not possible for Executive to cure any violations of Paragraph Nos. 10(ii) or (iv) and, therefore, no opportunity for cure need be provided in those circumstances.

11. Termination Due to Death or Disability. In the event Executive dies or suffers a disability (as defined herein) during the term of employment, this Agreement shall automatically be terminated on the date of such death or disability without further obligation on the part of the Company", other than for (a) payment of the sum of Accrued Obligations, which shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash upon termination; and (b) payment

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         to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable benefit plans. For purposes of this Agreement, Executive shall be considered to have suffered a "disability" upon the occurrence of one or more of the following events:

         (i) Executive becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Executive is permanently disabled;

         (ii) Executive becomes eligible for or receives any disability benefits under the Social Security Act; or

         (iii) A good faith determination by the Company that Executive is and will likely remain unable to perform the essential functions of his duties or responsibilities hereunder on a full-time basis, subject to reasonable accommodation, as a result of any mental or physical impairment.

         Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the protection of individual with such disabilities as well as the Company's obligation to provide reasonable accommodation thereunder.

12. Severance Payments. In the event Executive's employment is terminated by the Company without cause, and subject to the terms and conditions set out below, Executive shall be eligible for severance pay based upon his base salary at the time of termination for a period determined in accordance with any guidelines established by the Company or a period of up to twelve (12) months, whichever is longer. Executive shall be entitled to the "full" severance, i.e., fifty-two (52) weeks of severance without set off for other income over and above such severance and the Accrued Obligations, in the event Employee is terminated without cause during the first three (3) years of employment (measured from his original date of hire). Thereafter, Employee shall be entitled to severance for the full severance period or until he obtains other employment, which occurs first. In the event Employee accepts employment at a lower rate of pay before he exhausts the above-referenced severance benefits, the Company agrees to continue to pay Employee the difference between such severance pay benefits and Employee's base salary to be paid by a subsequent employer. All other severance benefits however, shall terminate upon reemployment. No severance pay shall be paid if Executive voluntarily leaves the Company's employ or is terminated for cause. Any severance pay made payable hereunder shall be paid in lieu of, and not in addition to, any notice pay. However, such severance shall be in addition to other accrued compensation. Additionally, such severance pay is contingent upon Executive fully complying with the restrictive covenants contained herein and executing a Separation and Release Agreement in a form not substantially different from that attached to this Agreement as Exhibit
         A. If Executive executes a Separation and Release Agreement in such form, the Company shall provide Executive with the severance pay and benefits contemplated in this Agreement and the form of Separation and Release Agreement attached as Exhibit A.

13.      Assignment of Rights.

         (a) Copyrights. Executive agrees that all works of authorship fixed in any tangible medium of expression by him during the term of this Agreement relating to the Companies' business ("Works"), either solely or jointly with others, shall be and remain exclusively the property of the Companies. Each such Work created by Executive is a "work made

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                  for hire" under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by Executive is excluded from the definition of a "work made for hire" under the copyright law, then Executive does hereby assign, sell, and convey to the Company or its designee the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company or its designee. Executive will execute any documents which the Company deems necessary in connection with the assignment of such Work and copyright therein. Executive will take whatever reasonable steps and do whatever acts the Company reasonably requests, including, but not limited to, placement of the Company's proper copyright notice on Works created by Executive to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

         (b) Inventions. Executive agrees that all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of any of the Companies ("Inventions") that Executive conceives or makes during the term of this Agreement relating to any of the Companies' business, shall become and remain the exclusive property of the Companies, whether patentable or not, and Executive will, without royalty or any other consideration:

                  (i) inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

                  (ii) assign to the Company or its designee all of his rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

                  (iii) assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

                  (iv) execute, acknowledge, and deliver to the Company at the Company's expense such written documents and instruments, and do such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company or its designee and to confirm the complete ownership by the Company or its designee of such Inventions, patent applications, and patents.

14. Company Property. All records, files, drawings, documents, equipment, and the like relating to, or provided by, the Companies shall be and remain the sole property of the applicable Companies. Upon termination of employment, Executive shall immediately return to the Companies all such items without retention of any copies. De minimis items such as pay stubs, 401(k) plan summaries, employee bulletins, and the like are excluded from this requirement. Any

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         legal forms developed by Executive during the term of his employment may be used by him thereafter provided they are not used to compete against the Company

15. Confidential Information. Executive acknowledges that the Companies possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense. Such information may include, without limitation, confidential information regarding the Companies' products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies' business (collectively referred to herein as "Confidential Information"). Executive further acknowledges that, as a result of his employment with the Company, Executive will have access to, will become acquainted with, and/or may help develop, such Confidential Information.

16. Restricted Use of Confidential Information. Executive agrees that all Confidential Information is and shall remain the sole and exclusive property of the applicable Companies. Except as may be expressly authorized by the Company in writing, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party while employed by the Company and for as long thereafter as such information remains confidential (or as limited by applicable law). Further, Executive agrees to use such Confidential Information only in the course of Executive's duties in furtherance of the Company's business and agrees not to make use of any such Confidential Information for Executive's own purposes or for the benefit of any other entity or person.

17. Acknowledged Need for Limited Restrictive Covenants. Executive acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their respective business strategies, Confidential Information, customer relationships, goodwill and employee relationships, and that Executive will benefit from these efforts. Further, Executive acknowledges the inevitable use of, or near-certain influence by his knowledge of, the Confidential Information disclosed to Executive during the course of employment if allowed to compete against the Company or any of the other Companies in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company and/or or any of the other Companies. Accordingly, based on these legitimate business reasons, Executive acknowledges the Company's need to protect its legitimate business interests by reasonably restricting Executive's ability to compete with the Company or any of the other Companies on a limited basis.

18. Non-Solicitation. During Executive's employment and for a period of eighteen (18) months thereafter, Executive agrees not to directly or indirectly engage in the following prohibited conduct:

         (a) Solicit, offer Competitive Products or services to, accept orders from, or otherwise transact business with, any customer or entity with whom Executive had contact or transacted any business during the eighteen (18) month period preceding Executive's date of separation or about whom Executive possessed, or had access to, confidential and proprietary information;

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         (b)      Attempt to entice or otherwise cause any third party to
                  withdraw, curtail or cease doing business with the Company or any of its affiliated or subsidiary companies, specifically including customers, venders, independent contractors and other third party entities;

         (c) Disclose to any person or entity the identities, contacts or preferences of any customers of the Company, or the identity of any other persons or entities having business dealings with the Company or any of the other Companies if such information is at that time confidential or a trade secret.;

         (d) Induce any individual who has been employed by or had provided services to the Company within the six (6) month period immediately preceding the effective date of Executive's separation to terminate such relationship with the Company;

         (e) Offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company or any of the other Companies at any time within the six (6) month period immediately preceding such offer or inquiry provided Executive somehow assists in the restricted activity; or

         (f) Otherwise attempt to directly or indirectly interfere with any of the Companies' business or its relationship with their respective employees, consultants, independent contractors or customers.

19. Limited Non-Compete. For the above reasons, and as a condition of employment to the fullest extent permitted by law, Executive agrees during the Relevant Non-Compete Period not to directly or indirectly engage in the following competitive activities:

         (a) Executive shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship with any Competitor unless Executive provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company's satisfaction that such relationship will not jeopardize the Company's legitimate interests or otherwise violate the terms of this Agreement;

         (b) Executive shall not engage in any research, development, production, sale or distribution of any Competitive Products, specifically including any products or services relating to those for which Executive had responsibility for the eighteen
                  (18) month period preceding Executive's date of separation;

         (c) Executive shall not market, sell, or otherwise offer or provide any Competitive Products within the applicable Geographic Territory, specifically including any products or services relating to those for which Executive had responsibility for the eighteen (18) month period preceding Executive's date of separation; and

         (d) Executive shall not distribute, market, sell or otherwise offer or provide any Competitive Products to any customer of the Company with whom Executive had contact (either directly or indirectly) or for which Executive had responsibility at any time during the eighteen (18) month period preceding Executive's date of separation.

20. Non-Compete Definitions. For purposes of this Agreement, the Parties agree that the following terms shall apply:

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         (a)      "Competitive Products" shall include any product or service which directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company or any of the other Companies;

         (b) "Competitor" shall include any person or entity that offers or plans to offer any Competitive Products;

         (c) "Geographic Territory" shall include any territory formally assigned to Executive as well as all territories in which Executive has provided any services, sold any products or otherwise had responsibility at any time during the eighteen
                  (18) month period preceding Executive's date of separation;

         (d) "Relevant Non-Compete Term" shall include the period of Executive's employment with the Company as well as a period of eighteen (18) months after such employment is terminated, regardless of the reason for such termination provided, however, that this period shall be reduced to the greater of
                  (i) six (6) months or (ii) the total length of Executive's employment with the Company, including employment with a parent, subsidiary or affiliated entity, if such employment is less than eighteen (18) months;

         (e) "Directly or indirectly" shall be construed such that the foregoing restrictions shall apply equally to Executive whether performed individually or as a partner, shareholder, officer, director, manager, employee, salesman, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct.

21. Consent to Reasonableness. In light of the above-referenced concerns, including Executive's knowledge of and access to the Companies' Confidential Information, Executive acknowledges that the terms of the foregoing restrictive covenants are reasonable and necessary to protect the Company's legitimate business interests and will not unreasonably interfere with Executive's ability to obtain alternate employment. As such, Executive hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary.

22. Survival of Restrictive Covenants. Executive acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Executive's employment for any reason. Executive further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Executive acknowledges that such obligations are independent and separate covenants undertaken by Executive for the benefit of the Company.

23. Scope of Restrictions. If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

24. Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but that such damages would be great, incalculable and irremedial, and that monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees that the Company shall be

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         entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction. In addition, if Executive violates any such restrictive covenant, Executive agrees that the period of such violation shall be added to the term of the restriction. In determining the period of any violation, the Parties stipulate that in any calendar month in which Executive engages in any activity violative of such provisions, Executive shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision. Executive acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including the recovery of compensatory or punitive damages. Executive further agrees that the Company shall be entitled to an award of all costs and attorneys' fees incurred by it in any attempt to enforce the terms of this Agreement.

25. Publicly Traded Stock. The Parties agree that nothing contained in this Agreement shall be construed to prohibit Executive from investing his personal assets in any stock or corporate security traded or quoted on a national securities exchange or national market system provided, however, such investments do not require any services on the part of Executive in the operation or the affairs of the business or otherwise violate the Hillenbrand Industries, Inc. Handbook of Ethical Business Conduct. Notwithstanding anything to the contrary contained herein or elsewhere in this Agreement, the Company acknowledges and consents to Executive's limited investments in, as well as his obligations and responsibilities as an officer and agent of, SDI Investments Liquidating Trust and its Subsidiaries and as an employee of and special advisor to CombiMatrix Corporation (which position shall terminate no later than September 1, 2002).

26. Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

27. Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law. Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

28. Choice of Forum. Executive acknowledges that the Companies are primarily based in Indiana, and Executive understands and acknowledges the Company's desire and need to defend any litigation against it in Indiana. Accordingly, the Parties agree that any claim of any type brought by Executive against the Company or any of its employees or agents not subject to mandatory arbitration must be maintained only in a court sitting in Marion County, Indiana, or Ripley County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division. Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in such state where the Executive is subject to personal jurisdiction. Accordingly, for purposes of enforcement of this Agreement, Executive specifically consents to personal jurisdiction in the State of Indiana as well as any state in which resides a customer assigned to the Executive.

29. Choice of Law. This Agreement shall be deemed to have been made within the County of Ripley, State of Indiana and shall be interpreted and construed in accordance with the laws of the

         State of Indiana. Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Indiana without regard to any applicable state's choice of law provisions.

30. Assignment-Notices. The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its parent, subsidiary, successor and affiliated entities, and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Executive, cannot be assigned by Executive, but his personal representative shall be bound by all its terms and conditions. Any notice required hereunder shall be sufficient if in writing and mailed to the last known residence of Executive or to the Company at its principal office with a copy mailed to the Office of General Counsel.

31. Amendments and Modifications. Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Executive unless in writing and signed by both Parties. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not be construed as a waiver of any subsequent breach. Nothing in this Agreement shall be construed as a limitation upon the Company's right to modify or amend any of its manuals or policies in its sole discretion and any such modification or amendment which pertains to matters addressed herein shall be deemed to be incorporated herein and made a part of this Agreement.

32. Outside Representations. Executive represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company's employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

33. Voluntary and Knowing Execution. Executive acknowledges that he has been offered a reasonable amount of time within which to consider and review this Agreement; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has entered into this Agreement knowingly and voluntarily.

34. Entire Agreement. This Agreement constitutes the entire employment agreement between the Parties hereto concerning the subject matter hereof and shall supersede any and all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement. Nothing in this Agreement, however, shall affect any separately-executed written agreement addressing any other issues (e.g., the Inventions, Improvements, Copyrights and Trade Secrets Agreement, the Change in Control Agreement between the Company and Executive of even date herewith as well as the Indemnity Agreement independently executed by the Company and Executive of even date herewith).

(Document continued on next page)

         IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

EXECUTIVE                                     HILLENBRAND INDUSTRIES, INC.

Signed: ______________________________        By: ______________________________

Printed: _____________________________        Title: ___________________________

Dated: _______________________________        Dated: ___________________________

CAUTION: READ BEFORE SIGNING

                                                                       Exhibit A

                        SEPARATION AND RELEASE AGREEMENT

         THIS SEPARATION and RELEASE AGREEMENT ("Agreement") is entered into by and between Patrick D. de Maynadier ("Employee") and Hillenbrand Industries, Inc. ("Company"). To wit, the Parties agree as follows:

1. Employee's active employment by the Company shall terminate effective [DATE OF TERMINATION] (Employee's "Effective Termination Date"). As of that date, all Company benefits and obligations shall terminate, except as and to the extent set forth herein and in Executive's Employment Agreement, the Change in Control Agreement between the Company and Executive, and the Indemnity Agreement negotiated and entered into between the Company and Executive (collectively, the "Other Agreements").

2. Except as specifically provided by this Agreement or those Other Agreements, Employee agrees that the Company shall have no other obligations or liabilities to him following his Effective Termination Date and that his receipt of the Severance Benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims he may have against the Company.

3. In consideration of the promises contained in this Agreement and contingent upon Employee's compliance with such promises, the Company agrees to provide Employee the following:

         (i) Severance pay, inclusive of any notice pay obligations, to be paid at the bi-weekly rate of $_______, less applicable deductions or other set-offs, for a period of up to Fifty-two
                  (52) weeks following the Employee's Effective Termination Date in accordance with the terms and conditions set forth below in Paragraph No. 5;

         (ii) Payment for any earned but unused vacation as of Employee's Effective Termination Date; and

         (iii) Life insurance coverage until the above-referenced Severance Pay terminates.

4. The above Severance Pay Benefits shall be paid in accordance with the Company's standard payroll practices (e.g. biweekly) and shall begin on the first normally scheduled payroll following Employee's Effective Termination Date or the effective date of this Agreement, whichever occurs last. The Parties agree that the initial four (4) weeks of the foregoing severance shall be allocated as additional consideration provided to Employee in exchange for his execution of a release in compliance with the Older Workers Benefit Protection Act. The balance of the severance benefits shall be allocated as consideration for all other promises and obligations undertaken by Employee, including execution of a general release of claims.

5. The Parties agree that Employee shall be entitled to the "full" severance, i.e., fifty-two (52) weeks of severance without set off for other income over and above such severance and the Accrued Obligations (as defined in Executive's Employment Agreement), in the event Employee is terminated without cause during the first three (3) years of employment (measured from his original date of hire). Thereafter, Employee shall be entitled to severance for the full severance period or until he obtains other employment, which occurs first. In the event Employee accepts employment at a lower rate of pay before he exhausts the above-referenced severance benefits, the Company agrees to continue to pay Employee the difference between such severance pay benefits and Employee's base salary to be paid by a subsequent employer. All other severance benefits however, shall terminate upon reemployment.

6. In addition, the Company agrees to provide Employee with limited out-placement counseling consistent with Employee's position and tenure with a entity of the Company choosing provided Employee begins to participate in such counseling immediately following termination of employment.

7. As of the Effective Termination Date, Employee will become ineligible to participate in the Company's health insurance program and continuation of coverage requirements under COBRA (if any) will be triggered at that time. However, as additional consideration for the promises and obligations contained herein, and provided Employee timely completes the applicable election of coverage forms, the Company further agrees to pay the cost of such continued coverage under the Company's health care program until the above-referenced Severance Pay terminates. Thereafter, if applicable, coverage will be made available to Employee at his sole expense for the remaining months of the COBRA coverage period made available pursuant to applicable law. The medical insurance provided herein does not include any disability coverage.

8. Employee agrees to notify the Company in writing within three (3) business days of Employee's acceptance of any subsequent employment by providing the name of such employer, his intended duties as well as the anticipated start date. Such information is required to ensure Employee's compliance with his non-compete obligations as well as all other applicable restrictive covenants. This notice will also serve to trigger the Company's right to terminate the above-referenced severance benefits and Company-paid COBRA benefits consistent with the above paragraphs. Failure to timely provide such notice shall be deemed a material breach of this Agreement entitling the Company to recover as damages the value of all benefits provided to Employee hereunder.

9. It is understood by the Parties that, unless it is specifically stated otherwise, nothing in this Agreement shall affect any rights Employee may have under any Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the date of his termination, such items to be governed exclusively by the terms of the applicable plan documents.

10. In exchange for the foregoing Severance Benefits, PATRICK de MAYNADIER on behalf of himself, his heirs, representatives, agents and assigns hereby COVENANTS NOT TO SUE, RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hillenbrand Industries, Inc., (ii) its parent, subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, shareholders, and agents as well as
         (iv) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Employee now has or may have had through the effective date of this Agreement.

11. Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties' employment relationship, including any claims Employee may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. Sections 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sections 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. Sections 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et seq.; and any other federal, state or local law governing the Parties' employment relationship; (ii) any claims on account of, arising out of or in any way connected with Employee's employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge,
         (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

12. The Parties acknowledge that it is their mutual and specific intent that the above waiver fully comply with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. Section 626) and any similar law governing release of claims. Accordingly, Employee hereby acknowledges that:

         (a) He has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily;

         (b) The Severance Benefits offered in exchange for Employee's release of claims exceed in kind and scope that to which he would have otherwise been legally entitled;

         (c) Prior to signing this Agreement, Employee had been advised, and is being advised by this Agreement, to consult with an attorney of his choice concerning its terms and conditions; and

         (d) He has been offered at least twenty-one (21) days within which to review and consider this Agreement.

13. The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Employee's rights or claims that may arise after he signs this Agreement.

14. The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Employee, whichever is later. Employee may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Agreement, thereby forfeiting Employee's right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety.

15. Although the Company is unwilling to release any claims it may have against Employee, the Company affirmatively represents and warrants on behalf of itself, and on behalf of (i) its subsidiary and affiliated entities, (ii) all of their present or former directors, officers, employees, shareholders and agents, as well as (iii) all predecessors, successors and assigns thereof, that it is unaware of any facts, circumstances, occurrences, claims, damages or liabilities which could serve as a basis for filing any action, charge, claim, or lawsuit against Employee as of the effective date of this Agreement.

16. Employee acknowledges that his termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary.

17. Employee hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in his Employment Agreements, including but not limited to, the non-compete, trade secret and confidentiality provisions. Employee acknowledges that a copy of the Employment Agreement has been attached to this Agreement as Exhibit A or has otherwise been provided to him and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference. Employee acknowledges that the terms, conditions and restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company's legitimate business interests. Employee hereby affirmatively waives any claim or defense to the contrary.

18. The Company hereby affirms and acknowledges its continued obligations to comply with the post-termination covenants contained in the Other Agreements. To the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference. The Parties acknowledge that the terms, conditions and restrictions contained in the Other Agreements are valid and reasonable in every respect and are necessary to protect the Company's and Employee's legitimate business interests. The Parties each hereby affirmatively waive any claim or defense to the contrary.

19. Employee acknowledges that the Company possesses, and he has been granted access to, certain trade secrets as well as other confidential and proprietary information which the Company has acquired at great effort and expense. Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies' business (collectively referred to herein as "Confidential Information").

20. Employee agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company. Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Employee agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Employee's own purposes or for the benefit of any other entity or person.

21. On or before Employee's Effective Termination Date or per the Company's request, Employee agrees to return the original and all copies of all things in his possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that he received, prepared, helped prepare, or directed preparation of in connection with his employment with the Company. Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Employee's pay, benefits or other rights of employment such as pay stubs, W-2 forms, 401(k) plan summaries, benefit statements, etc.

22. Employee hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Employee's behalf (e.g., payment of any outstanding American Express bill).

23. Employee agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its employees, officers, directors or trustees, or (c) the services and/or products provided by the Company and its subsidiaries or affiliate, provided, however, that nothing contained herein shall be construed to limit or otherwise restrict the Employee from providing truthful information in response to a court order, subpoena or other lawful request. Similarly, the Company agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Employee, provided, however, that nothing contained herein shall be construed to limit or otherwise restrict the Company from providing truthful information in response to a court order, subpoena or other lawful request.

24. Employee specifically agrees and understands that the existence and terms of this Agreement are strictly CONFIDENTIAL and that such confidentiality is a material term of this Agreement. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Employee agrees that he shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than his spouse, legal counsel or financial advisor provided, however, that they are first advised of the confidential nature of this Agreement and Employee obtains their agreement to be bound by the same. The Company agrees that Employee may respond to legitimate inquiries regarding the termination of his employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into a Confidential Separation and Release Agreement which prohibits him from further discussing the specifics of his separation. Nothing contained herein shall be construed to prevent Employee from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in his Employment Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Company's ability to disclose the terms and conditions of this Agreement as may be required by business necessity.

25. In the event that Employee breaches or threatens to breach any provision of this Agreement, he agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Employee hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Employee agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach or threatened breach as well as an award of all costs and attorneys' fees incurred by the Company in any successful effort to enforce the terms of this Agreement. Employee agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company's ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Employee pursues any claims against the Company subject to the foregoing General Release, or breaches the above Confidential provision, Employee agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

26. Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Employee shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. In the event Employee is required to file suit to enforce the terms of this Agreement, the Company agrees that Employee shall be entitled to recover an award of all costs and attorneys' fees incurred by him in any successful effort to enforce the terms of this Agreement. In the event Employee is unsuccessful, he agrees that the Company shall be entitled to an award of its costs and attorneys' fees.

27. Employee and the Company hereby acknowledge that this Agreement is entered into solely for the purpose of terminating their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Employee or the Company, both parties having each expressly denied any such liability or wrongdoing.

28. Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

29. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

30. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state's choice of law provisions.

31. Employee represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company's employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

32. This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supercede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in any existing Employment Agreement or other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

               PLEASE READ CAREFULLY. THIS SEPARATION AND RELEASE
                  AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
                            KNOWN AND UNKNOWN CLAIMS.

         IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

"EMPLOYEE"                                    HILLENBRAND INDUSTRIES, INC.

Signed: ______________________________        By: ______________________________

Printed: _____________________________        Title: ___________________________

Dated: _______________________________        Dated: ___________________________

December 22, 2003



Patrick D. de Maynadier
Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 47006


Dear Patrick:

Re: Amendment to Employment Agreement

         This is to confirm that, notwithstanding anything in Paragraphs 9 and 12 of the Employment Agreement dated January 28, 2002, between you and Hillenbrand Industries, Inc. ("Company") (hereinafter "Employment Agreement"), in the event your employment is involuntarily terminated by the Company without cause, you shall, subject to the terms and conditions set out below, be entitled to receive the greater of:

         (i) (a) Fifty-two (52) weeks of your base salary at the time of termination paid as a lump sum, without set off for any other income over and above such severance or any Accrued Obligations and (b) any Accrued Obligations; or

         (ii) (a) Severance pay determined in accordance with any guidelines established by the Company, without set off for any other income over and above such severance or any Accrued Obligations and (b) any Accrued Obligations;

"Accrued Obligations" collectively refers to accrued wages, deferred compensation, or other compensation, benefits, or perquisites which have been fully paid or fully accrued as of the effective date of your separation, in accordance with the Company's past practice and applicable law.

This severance pay will be in lieu of, and not in addition to, any amount of severance pay previously described in Paragraph 12 of your Employment Agreement as payable to you in the event your employment with the Company is involuntarily terminated without cause.

No severance pay shall be paid if you voluntarily leave the Company's employ or are terminated for cause. Any severance pay made payable hereunder shall be paid in lieu of, and not in addition to, any notice pay.

Additionally, such severance pay is contingent upon you (1) fully complying with any restrictive covenants contained in your Employment Agreement and (2) executing a Separation and Release Agreement in a form not substantially different from that attached to your Employment Agreement as Exhibit A ("Separation Agreement") and including the terms contained in this Amendment.

Except to the extent explicitly amended herein, all terms and conditions contained in your Employment Agreement, in any document specifically incorporated therein by reference, and in any other agreement between you and the Company, shall remain in full force and effect.

Sincerely,


Frederick W. Rockwood
President and CEO
Hillenbrand Industries, Inc.

THIS AMENDMENT IS MADE PART OF AND SHOULD BE KEPT WITH YOUR EMPLOYMENT AGREEMENT